As filed with the Securities and Exchange Commission on January 20, 2006
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
TEKTRONIX, INC.
(Exact name of registrant as specified in its charter)

OREGON	93-0343990
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

14200 SW Karl Braun Dr.
Beaverton, Oregon	97077
(Address of Principal	Zip Code
Executive Offices)

TEKTRONIX, INC.
2005 STOCK INCENTIVE PLAN
2000 EMPLOYEE SHARE PURCHASE PLAN, AS AMENDED
(Full title of plan)

James F. Dalton
Sr. Vice President and General Counsel
Tektronix, Inc.
14200 SW Karl Braun Dr.
Beaverton, Oregon 97077
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (503) 627-6700
Copy to:
Margaret Hill Noto
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering	Aggregate	Amount of
to Be Registered	Registered(1)	Price Per Share(2)	Offering Price(2)	Registration Fee
Common Shares, no par value	5,100,000 Shares	$29.865	$152,311,500	$16,297.33

(1)	1,300,000 Common Shares are reserved for Employee Share Purchase Plan, as amended and 3,800,000 Common Shares are reserved for the 2005 Stock Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
     The following documents filed by Tektronix, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated herein by reference:
     (a)     The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
     (b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.
     (c)      The description of the authorized capital stock of the Registrant contained in the Registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating the description.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     The Oregon Business Corporation Act (the “Oregon Act”) permits a corporation to include a provision in its articles of incorporation that eliminates personal liability of directors to the Company and its shareholders for monetary damages for conduct as directors, except that no such provision may eliminate or limit a director’s liability for (a) breach of the director’s duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of a dividend or repurchase of stock or (d) any transaction from which the director derived an improper personal benefit. The Company’s Restated Articles of Incorporation, as amended (the “Restated Articles”), limit the personal liability of directors to the Company and its shareholders for monetary damages for conduct as directors to the fullest extent permitted by the Oregon Act.
     The Oregon Act and the Company’s Restated Articles and Bylaws, as amended (the “Bylaws”), contain provisions regarding indemnification of directors and officers. In addition, certain directors and officers have entered into indemnity agreements (the “Indemnity Agreements”) with the Company. The general effect of the Oregon Act, the Restated Articles, the Bylaws and the Indemnity Agreements can be summarized as follows:

           (a)     The Oregon Act provides that a director or officer who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of a corporation (1) shall be indemnified by the corporation for reasonable expenses of such litigation when the director or officer is wholly successful on the merits or otherwise, (2) may be indemnified by the corporation for expenses, judgments, fines, penalties and amounts paid in settlement of such litigation (other than a derivative suit), even if the director or officer is not successful on the merits or otherwise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful) and (3) may be indemnified by the corporation for expenses of a derivative suit (a proceeding by or in the right of the corporation), even if the director or officer is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that the director or officer is not adjudged liable to the corporation. The indemnification described in clauses (2) and (3) above may be made only upon a determination by (a) a majority of a quorum of disinterested directors or a committee of disinterested directors, (b) independent legal counsel or (c) the shareholders that indemnification is proper because the applicable standard of conduct has been met. The Oregon Act authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director’s or officer’s good faith belief that the standard of conduct has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified. The Oregon Act authorizes a court to award additional indemnification. The Oregon Act also authorizes a corporation to provide officers’ and directors’ liability insurance and provides that statutory indemnification rights are not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, board action, vote of shareholders or otherwise.
           (b)      The Company’s Restated Articles and Bylaws provide that the company shall indemnify to the fullest extent then permitted by law a person who is made a party to an action, suit or proceeding, whether civil, criminal, administrative or otherwise (including a derivative action) because that person (1) is or was a director or officer of the Company or (2) is or was serving at the request of the Company as a director or officer of another corporation, partnership or enterprise. The indemnity shall extend to all expenses, amounts paid in settlement, judgments and fines incurred by the director or officer.
           (c)     The Company has entered into Indemnity Agreements with certain directors and officers, which require the Company to indemnify the officer or director to the fullest extent permitted by law. The Indemnity Agreements also alter or clarify the statutory indemnity in the following respects, subject to specified exceptions: (1) indemnity is explicitly provided for settlements in derivative actions, (2) prompt indemnification is required unless a determination is made that the director or officer has not met the required standard, (3) indemnification is provided with respect to a proceeding involving a claim for breach of fiduciary duty and (4) prompt advancement of expenses is required upon receipt of an undertaking that the director or officer will repay such amounts if it is ultimately determined that he or she is not entitled to indemnification, unless a determination is made that the director or officer has not met the required standard.
     The Company has obtained insurance protecting officers and directors against certain liabilities which they may incur in their capacities as such.
Item 7. Exemption From Registration Claimed.
     Not Applicable.

Item 8. Exhibits.

4.1	Restated Articles of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit (3)(i) to the Company’s Form 10-K filed August 12, 2004. SEC File No. 1-04837.

4.2	Bylaws, as amended, of the Company. Incorporated by reference to Exhibit (3)(ii) to the Company’s Form 8-K filed May 9, 2005. SEC File No. 1-04837.

4.3	Rights Agreement, dated June 21, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C. Incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed June 28, 2000. SEC File No. 1-04837.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.
Item 9. Undertakings.
(a)      The undersigned registrant hereby undertakes:
(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon on January 19, 2006.

TEKTRONIX, INC.
By:	JAMES F. DALTON
James F. Dalton
Sr. Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 19, 2006.

	Signature	Title

(1)	Principal Executive Officer:

	*RICHARD H. WILLS Richard H. Wills	Chairman of the Board, Chief Executive Officer, President and Director

(2)	Principal Financial and Accounting Officer:

	*COLIN L. SLADE Colin L. Slade	Sr. Vice President and Chief Financial Officer

(3)	Directors:

	*PAULINE LO ALKER	Director

Pauline Lo Alker

	*A. GARY AMES A. Gary Ames	Director

	*GERRY B. CAMERON Gerry B. Cameron	Director

	*DAVID N. CAMPBELL David N. Campbell	Director

	*FRANK C. GILL Frank C. Gill	Director

	*MERRILL A. MCPEAK Merrill A. McPeak	Director

	*ROBIN L. WASHINGTON Robin L. Washington	Director

	*CYRIL J. YANSOUNI Cyril J. Yansouni	Director

*By:	JAMES F. DALTON James F. Dalton, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Restated Articles of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit (3)(i) to the Company’s Form 10-K filed August 12, 2004. SEC File No. 1-04837.

4.2	Bylaws, as amended, of the Company. Incorporated by reference to Exhibit (3)(ii) to the Company’s Form 8-K filed May 9, 2005. SEC File No. 1-04837.

4.3	Rights Agreement, dated June 21, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C. Incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed June 28, 2000. SEC File No. 1-04837.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.